China Solar

Business Plan

Created on March 5, 2024

China Solar

Product

China Solar provides pond, lake and lagoon water clean-up services to agricultural entities, municipalities, government entities, HOA’s and private and municipal golf courses. China Solar utilizes Easy Modular Manufacturing, Inc.’s (EMM) “Easy Nano Void” systems to accomplish our water clean-up goals. EMM offers varying sizes of nano void generation systems; China Solar initially purchased one of these systems for $200,000.

Key partnerships

China Solar will work closely with Easy Modular Manufacturing, Inc. to accommodate its customers’ needs. China Solar will be purchasing all necessary nano void generation systems from EMM and working closely with them as their equipment support arm. China Solar may partner with existing turf management and municipal services companies to accomplish our goals.

China Solar’s Strategic Partner, Easy Modular Manufacturing’s Easy Nano Void System:

Key activities and resources

China Solar will be competitive in the water clean-up space due to the cutting edge patented nanobubble technology being utilized by Easy Modular Manufacturing, inc. China Solar will work directly with customers in the golf and waterway sectors, while pulling experience and support from EMMs network of municipal, recreational, private turf, and agriculture companies across the United States of America to immediately begin impacting waterways for the better. Additionally, EMM offers a patented microbial fertilizer product, Terreplenish, which will go hand in hand with the water clean-up efforts of China Solar.

Value proposition

China Solar offers a unique solution to dead zones and low-quality bodies of water by utilizing patented nanobubble technology; creating a healthier environment for all local inhabitants, human or otherwise.

Customer relationships

A goal of China Solar’s is to create a closer community which understands and values clean waterways, this will be accomplished in many ways. Customers will interact with China Solar through multiple media. China Solar will interact directly with customers at local golf course management trade shows as well as accepting phone calls and internet leads.

Customers will engage China Solar for their water clean-up needs; paying a per hour operating fee (initially $18 per hour or $420 per 24-hour day) based on the necessary equipment. China Solar will operate this equipment on their site for the allotted time period, paying EMM a 20% portion of the received per hour operating revenue as an ongoing licensing and remote management fee as all of the nanobubble systems offered by EMM will have remote monitoring and optimization capabilities to log hours of operation and allow remote “tuning” of system to optimize water clean-up. The system can be disabled remotely if payments are not made timely. The system’s location is GPS monitored to prevent theft.

Customer segments

China Solar will serve golf courses, HOA’s, and government entities and municipalities across North America, engaging local natural resource experts to identify areas of need.

Channels

China Solar will communicate with customers in various ways including but not limited to: email outreach, exhibiting at trade shows, and through the network of their equipment partner Easy Modular Manufacturing, Inc.

Cost structure

China Solar will focus on maximizing the value of their equipment. Each “Easy Nano Void” system which is deployed will generate recurring revenue. The nanobubble technology can be paired with EMM’s Terreplenish product to allow a “one stop shop” for maximizing the health of water bodies. Nanobubbles have many applications and China Solar may rent or lease an existing system to a third party to realize

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value in another market segment during periods of downtime or seasonality in the golf course and municipal waterway markets.

Revenue streams

China Solar will generate revenue by operating equipment on-site for customers. China Solar may additionally generate revenue from the renting or leasing of their owned systems to other operators across multiple industries such as agricultural lagoons and irrigation. On the next page you will find a pro forma financial projection for China Solar if we were to operate 1 Easy Nano void system over a 1-year period. This spreadsheet shows the initial purchase of the equipment as well as labor and any licensing fees to Easy Modular Manufacturing, inc. or Easy Energy Systems, Inc.

In our 5-year projections China Solar will realize an IRR of 350%.

(Tables on following pages)

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China Solar Easy Nano Void 150 Water Clean-up 1 Year Pro Forma

Utilize an Easy Energy Nano Void System

Draft 12/8/2023

Any Value in Yellow is a what if value to change model for specific customer

Initial Purchase Price of Complete Unit - Trailer/generator	$200,000	
Easy Modular Nano Void Water license/monitoring fee	20%	
Per Hour Fee for Generator (versus Plugged in)	$ 15	
Rental Rate Per Hour of Nano Void Machine to End Customers	$ 18	
Per 24 hour Period Rental Rate of Nano Void Unit (no generator)	$ 432	
Per location (golf course) set up fee 3 hours estimate	$ 300	
Move to different Pond Fee (machine off 1 hour and 1 hour labor)	$ 100	
Estimated Hours of actual run time to treat each pond (3 days)	72	
Average Ponds per Golf Course	9	
Labor Cost Per Hour	$30	
Fuel Gallons Per Hour Generator	0.5	
Price of Fuel Per Gallon	$ 4.00	
Percent of Holes Requiring Generator (others long cord)	30%	
Percent of Time 365 days per year unit treating	80%	
Per Golf Course Total Hours of Easy Nano Void Pond Cleaning	638	$ 11,484
Per Golf Course Site Move In	1	$ 300
Per Golf Course Additional Pond Moving	8	$ 800
Hours of Labor	11	
Hour of Generator use	191	$ 2,871
Total Revenue to Clean All Ponds 1 Golf Course		**$ 15,455**
Average Cost per Pond to end customer		1,717.22
License Fee to Easy Modular Nano Void Separation		$ 2,297
Labor Cost to Install and Move		$330
Estimated Fuel for Generator - gallons per course	95.7	$ 383
Total Cost to Pond Cleaning Service to Treat 1 Course		**$ 2,680**
Estimated Net Profit for China Solar for one Golf Course		**$ 12,775.40**
Days Per Year Treating	292	
# Courses Treated	11	
Total Revenue per year		**$ 169,762.76**
Total License Fee to EMM Nano Void Per 1 Unit		$ 25,229
Total Labor Cost per Year Per 1 Unit		$3,625
Total Costs Per Year		**$ 29,434**
Estimated Net Profit Per Year for 1 Easy Nano Unit		**$ 140,329.16**

Extended 5 Year Pro Forma

For 1 System	Year 1	Year 2	Year 3	Year 4	Year 5
Easy Nano Void Systems Owned and Operating		1	1	1	2	2
Operation Capacity		75%	100%	100%	75%	100%
Total Investment in Easy Nano Void Systems		$ 200,000.00	$ 200,000.00	$ 200,000.00	$ 400,000.00	$ 400,000.00
Per Golf Course Total Hours of Easy Nano Void Pond Cleaning	638	$ 11,484.00	$ 11,484.00	$ 11,484.00	$ 11,484.00	$ 11,484.00
Per Golf Course Site Move In	1	$ 300.00	$ 300.00	$ 300.00	$ 300.00	$ 300.00
Per Golf Course Additional Pond Moving	8	$ 800.00	$ 800.00	$ 800.00	$ 800.00	$ 800.00
Hours of Labor		11	11	11	11	11
Hour of Generator use	191	$ 2,871.00	$ 2,871.00	$ 2,871.00	$ 2,871.00	$ 2,871.00
Total Revenue to Clean All Ponds 1 Golf Course		**$ 15,455.00**	**$ 15,455.00**	**$ 15,455.00**	**$ 15,455.00**	**$ 15,455.00**
Average Cost per Pond to end customer		$ 1,717.22	$ 1,717.22	$ 1,717.22	$ 1,717.22	$ 1,717.22
License Fee to Easy Modular Nano Void Separation per course		$ 2,296.80	$ 2,296.80	$ 2,296.80	$ 2,296.80	$ 2,296.80
Labor Cost to Install and Move		$ 330.00	$ 330.00	$ 330.00	$ 330.00	$ 330.00
Estimated Fuel for Generator - gallons per course	95.7	$ 382.80	$ 382.80	$ 382.80	$ 382.80	$ 382.80
Total Cost to Pond Cleaning Service to Treat 1 Course		**$ 2,679.60**	**$ 2,679.60**	**$ 2,679.60**	**$ 2,679.60**	**$ 2,679.60**
Estimated Net Profit for China Solar for One Course		**$ 12,775.40**	**$ 12,775.40**	**$ 12,775.40**	**$ 12,775.40**	**$ 12,775.40**
Days Per Year Treating		292	292	292	292	292
# Courses Treated		11	16	27	38	49
Total Estimested Revenue per year		**$ 169,762.76**	**$ 247,280.00**	**$ 417,285.00**	**$ 440,467.50**	**$ 757,295.00**
Total License Fee to EMM Nano Void Per Year		$ 25,228.80	$ 25,228.80	$ 25,228.80	$ 37,843.20	$ 75,686.40
Total Labor Cost per Year		$ 3,624.83	$ 5,280.00	$ 8,910.00	$ 12,540.00	$ 16,170.00
Total Estimated Costs Per Year		**$ 29,434**	**$ 42,874**	**$ 72,349**	**$ 101,825**	**$ 131,300**
Estimated Net Profit Per Year to China Solar		**$ 140,329.16**	**$ 204,406.40**	**$ 344,935.80**	**$ 485,465.20**	**$ 625,994.60**
NPV		$ (59,670.84)	$ 144,735.56	$ 489,671.36	$ 775,136.56	$ 1,401,131.16
IRR		-30%	72%	245%	194%	350%